Exhibit 99.1

News Release

Investor Relations Contact:	Nicole Russell	Media Contact:	Roger Hoadley
	VP, Investor Relations		VP, Communications
	(913) 236-1880		(913)236-1993

Waddell & Reed Financial, Inc. Announces Portfolio Manager Changes

Overland Park, KS, Apr. 12, 2018 — Waddell & Reed Financial, Inc. (NYSE: WDR) today announced changes to responsibilities for certain portfolio management personnel, including separation of two portfolio managers.

Bradley M. Klapmeyer will assume the lead portfolio management responsibilities of the large cap growth product suite, with Daniel P. Becker(i) departing the company.  Klapmeyer is currently the co-manager of these assets and has been an integral member of the large cap growth product team since 2011.  Klapmeyer will continue to be supported by Assistant Portfolio Manager Gage T. Krieger, who has been with the firm for six years and a member of the large cap growth team since 2016.

“I am confident that Brad’s tenure as co-portfolio manager and his 18-year investment background have equipped him with the knowledge and experience needed to execute the strategy’s disciplined investment process and sustain and build upon its successful long-term track record,” said Philip J. Sanders, Chief Executive Officer and Chief Investment Officer of Waddell & Reed Financial, Inc.

Mark G. Beischel, Global Head of Fixed Income and a 20-year veteran of the company, along with Susan Regan, a portfolio manager with over 10 years of experience with the company, will on an interim basis assume the portfolio management responsibilities of Eric C. Perry(ii), who also has departed the company.

The company indicated neither portfolio manager departure was due to investment performance, fraud, misappropriation of company or client funds, violations of any securities or investment-related statutes, rules or regulations, or findings of workplace harassment.

“Our transition in recent years toward team-managed portfolios, our deep commitment to in-house research capabilities and our long standing culture of collaboration means we are well positioned to move forward with continuity.  As always, our focus remains on helping our clients achieve their financial goals, with a firm commitment to upholding our core values,” Sanders concluded.

About the Company

Through its subsidiaries, Waddell & Reed Financial, Inc. has provided investment management and financial planning services to clients throughout the United States since 1937. Today, we distribute our investment products through the unaffiliated distribution channel (encompassing broker/dealer, retirement, and registered investment advisors), our broker-dealer channel (through independent financial advisors), and our Institutional channel (including defined benefit plans, pension plans, endowments and subadvisory relationships). For more information, visit ir.waddell.com.

Investors should consider the investment objectives, risks, charges and expenses of a fund carefully before investing. For a prospectus, or if available, a summary prospectus, containing this and other information for any of the mutual funds managed by Ivy Investment Management Company, call your financial advisor or visit www.waddell.com or www.ivyinvestments.com. Please read the prospectus or summary prospectus carefully before investing.  Investment return and principal value will fluctuate, and it is possible to lose money by investing. Past performance is not a guarantee of future results.

(i) With Bradley M. Klapmeyer, Daniel P. Becker served as a co-portfolio manager for approximately $2.7 billion of separate account assets, as of March 31, 2018, and for the following mutual funds:  Ivy Large Cap Growth Fund; Ivy Focused Growth NextShares™; and Ivy VIP Growth Portfolio.

(ii) Eric (“Rick”) C. Perry served as portfolio manager or a co-portfolio manager for the following mutual funds:  Ivy Balanced Fund; Ivy Bond Fund; Ivy Crossover Credit Fund; Ivy Government Securities Fund; Ivy VIP Balanced Portfolio and Ivy VIP Bond Portfolio.